As filed with the Securities and Exchange Commission on June 10, 2026

Registration No. 333-218740

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-218740

UNDER

THE SECURITIES ACT OF 1933

GRAND CANYON EDUCATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-3356009
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2600 W. Camelback Road Phoenix, Arizona	85017
(Address of Principal Executive Offices)	(Zip Code)

GRAND CANYON EDUCATION, INC. 2017 EQUITY INCENTIVE PLAN GRAND CANYON EDUCATION, INC. 2026 EQUITY INCENTIVE PLAN
(Full title of the plans)

Sarah S. Collins Chief Legal Officer Grand Canyon Education, Inc. 2600 W. Camelback Road Phoenix, Arizona 85017
(Name and address of agent for service)

(602) 247-4400
(Telephone number, including area code, of agent for service)

Copies to:

David P. Lewis

DLA Piper LLP (US)

2525 East Camelback Road

Suite 1000

Phoenix, Arizona 85016

(480) 606-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer
Non-accelerated filer	Smaller reporting company
Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ¨

EXPLANATORY NOTE

Grand Canyon Education, Inc., a Delaware corporation (the “Registrant”) previously filed its Registration Statement on Form S-8 (Registration No. 333-218740) (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) on June 14, 2017, with respect to 3,000,000 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), for issuance under the Registrant’s 2017 Equity Incentive Plan (the “2017 Plan”).

On April 21, 2026, the Registrant’s Board of Directors adopted the Grand Canyon Education, Inc. 2026 Equity Incentive Plan (the “2026 Plan”), subject to shareholder approval. At the Registrant’s annual meeting of shareholders on June 10, 2026, the shareholders approved the 2026 Plan, effective as of such date (the “Effective Date”), providing for the issuance of (i) 710,000 newly-authorized shares of Common Stock, plus (ii) any reserved shares of Common Stock not issued or subject to outstanding grants under the 2017 Plan on the Effective Date, plus (iii) any shares of Common Stock subject to any outstanding award under the 2017 Plan that, after the Effective Date, expire, or are terminated, surrendered, cancelled or forfeited for any reason without delivery of the shares of Common Stock underlying such award ((ii) and (iii), taken together, the “Rollover Shares”). As of the Effective Date, the maximum number of Rollover Shares that may be issued or transferred pursuant to awards under the 2026 Plan as a result of applying the formula described in (ii) and (iii) above will not exceed 788,282 shares of Common Stock.

Accordingly, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement (this “Post-Effective Amendment”) pursuant to Item 512(a)(1)(iii) of Regulation S-K and the SEC’s Forms Compliance and Disclosure Interpretation 126.43 to amend the Registration Statement to register the offer of the Rollover Shares under the 2026 Plan. The Registrant incorporates the contents of the Registration Statement into this Post-Effective Amendment by reference.

For the avoidance of doubt, the Registrant is not registering any additional shares of Common Stock on this Post-Effective Amendment that were not previously registered on the Registration Statement or that were not previously approved by the Registrant’s shareholders as of the Effective Date. Contemporaneously with the filing of this Post-Effective Amendment, the Registrant is filing a new Registration Statement on Form S-8 with the SEC to register additional shares of Common Stock authorized for issuance under the 2026 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I, Items 1 and 2, have been or will be delivered to participants of the 2026 Plan covered by this Post-Effective Amendment in accordance with Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Post-Effective Amendment or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Post-Effective Amendment the following documents that have been filed by the Registrant with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a)The Registrant’s Annual Report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the Exchange Act, containing audited financial statements for the Registrant’s fiscal year ended December 31, 2025, as filed with the SEC on February 18, 2026 (the “2025 Annual Report”).
(b)The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, as filed with the SEC on April 30, 2026.
(c)The Registrant’s Current Reports on Form 8-K, as filed with the SEC on February 12, 2026 and June 3, 2026.
(d)The description of Registrant’s Common Stock contained in Registrant’s Registration Statement on Form 8-A (File No. 001-34211), filed with the SEC on November 14, 2008, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description, including Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 20, 2020.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Post-Effective Amendment and prior to the filing of a post-effective amendment to this Post-Effective Amendment that indicate that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Post-Effective Amendment and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Item 4.Description of Securities.

Not applicable.

Item 5.Interests of Named Experts and Counsel.

Not applicable.

Item 6.Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity for another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The DGCL also permits a corporation to eliminate or limit director personal liability for monetary damages for breach of fiduciary duty, subject to specified exceptions, and to purchase and maintain directors’ and officers’ liability insurance.

The Registrant’s bylaws provide that the Registrant will indemnify its directors and officers to the fullest extent permitted by the DGCL and provide for the advancement of expenses incurred in connection with any proceeding. The Registrant’s charter eliminates director personal liability for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

The Registrant also maintains directors’ and officers’ liability insurance covering its directors and officers against certain liabilities, including liabilities under the Securities Act.

The Registrant has entered into indemnification agreements with each of its directors and executive officers providing indemnification to the fullest extent permitted by applicable law.

Item 7.Exemption from Registration Claimed.

Not applicable.

Item 8.Exhibits.

Exhibit
Number	Description
4.1

Amended and Restated Certificate of Incorporation of Grand Canyon Education, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed with the SEC on February 20, 2019).

4.2	Third Amended and Restated Bylaws of Grand Canyon Education, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on October 29, 2014).
4.3	Specimen of Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-150876), as amended).
5.1*	Opinion of DLA Piper LLP (US).
23.1*	Consent of KPMG LLP, an independent registered public accounting firm.
23.2*	Consent of DLA Piper LLP (US) (included as a part of Exhibit 5.1).
24.1*	Powers of Attorney (included as part of the signature page to this Post-Effective Amendment).
99.1	Grand Canyon Education, Inc. 2026 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed with the SEC on June 10, 2026).
99.2	Form of Grant of Restricted Stock Agreement under 2026 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 of Registrant’s Current Report on Form 8-K filed with the SEC on June 10, 2026).

*Filed herewith

Item 9.Undertakings.

(a)	The undersigned Registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fees Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

ii.	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement; and

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on June 10, 2026.

GRAND CANYON EDUCATION, INC.

By:	/s/ Brian E. Mueller
Brian E. Mueller
Chief Executive Officer

POWER OF ATTORNEY

Each director and officer whose signature appears below hereby appoints Brian E. Mueller, Daniel E. Bachus and Sarah S. Collins and each of them, as his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Post-Effective Amendment on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting to such attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment and the Power of Attorney have been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

By: /s/ Brian E. Mueller	President, Chief Executive Officer and Chairman	June 10, 2026
Brian E. Mueller	(Principal Executive Officer)

By: /s/ Daniel E. Bachus	Chief Financial Officer	June 10, 2026
Daniel E. Bachus	(Principal Financial Officer)

By: /s/ Lori Browning	SVP, Controller - Chief Accounting Officer	June 10, 2026
Lori Browning	(Principal Accounting Officer)

By: /s/ Sara Ward	Director	June 10, 2026
Sara Ward

By: /s/ Jack A. Henry	Director	June 10, 2026
Jack A. Henry

By: /s/ Lisa Graham Keegan	Director	June 10, 2026
Lisa Graham Keegan

By: /s/ Chevy Humphrey	Director	June 10, 2026
Chevy Humphrey

By: /s/ Kevin F. Warren	Director	June 10, 2026
Kevin F. Warren